Exhibit 10-d

AMENDED AND RESTATED
EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is made as of September 22, 2010 (the “Effective Date”) and amended on July 15, 2011 by and between Arcis Energy Inc., a wholly owned subsidiary (the “Subsidiary”) of Arcis Resources Corporation (the “Company”) with its principal executive offices at 777 Harbor Isles Place Palm Beach Gardens Florida 33410  and ROBERT DI MARCO., an individual residing at 6247 Indian Forest Road Lake Worth Florida 33463 (the “Executive”).

WHEREAS, the Executive has been offered the position of President (“PRES”) of the Subsidiary and will begin to serve in such capacities on the Effective Date;

WHEREAS, the Company wishes to assure itself of the services of the Executive for the period provided for herein and the Executive is willing to serve in the employ of the Subsidiary for said period upon the terms and conditions hereinafter provided; and

WHEREAS, the Company’s Board of Directors has determined that the best interests of the Company and its shareholders would be served by providing for the terms and conditions of the Executive’s employment as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and intending to be legally bound hereby, the Company, the Subsidiary and the Executive hereby agree as follows:

Section 1. Definitions.  As used herein, the following terms shall have the meanings set forth below.

“Closing Date” shall mean the Closing Date defined in the Amended and Restated Exchange Agreement between the Company and the equity holders of American Plant Services,  LLC.

 “Completion of an Secondary Offering” shall mean the date upon which the Company receives the proceeds from a Secondary Offering (as defined herein).

“Disability” of the Executive means that, as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been absent from his duties on a full time basis for thirty (30) days in any three (3) month period.  If the Executive is prevented from performing his duties because of Disability, upon request by the Company, the Executive shall submit to an examination by a physician selected by the Company, at the Company’s expense, and the Executive shall also authorize his personal physician to disclose to the selected physician all of the Executive’s medical records.

“Fiscal Year” means any fiscal year of the Company, as applicable.

“Secondary Offering” means a sale by the Company of equity securities for which it receives gross proceeds in excess of a total of ten million dollars.

“Net Income” means the Company's net income as reported on the Statements of Operations filed by the Company with the Securities and Exchange Commission.

“Net Income Threshhold” means the time when the Company’s aggregate Net Income for a period of four consecutive quarters equals or exceeds two million five hundred thousand ($2,500,000) dollars.  The Net Income Threshold shall be deemed to have been achieved upon the last day of the fourth quarter in the measurement period, notwithstanding the later filing of the Statement of Operations.

“Person” means any individual, sole proprietorship, general or limited partnership, joint venture, trust, unincorporated organization, association, corporation, institution, entity, party, limited liability company or government (whether territorial, national, federal, state, provincial, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

Section 2.                      Employment and Term.  The Company hereby employs the Executive, and the Executive hereby accepts such employment by the Company, for the purposes and upon the terms and conditions contained in this Agreement and subject to the approval of the Company’s Board of Directors.  Subject to the terms and conditions contained herein, the initial term of this Agreement shall be for a three (3) year period, commencing on Effective Date.  Thereafter, this Agreement shall automatically renew on its then-current terms and conditions for subsequent one (1) year periods unless either party elects to not renew for any subsequent one (1) year period by providing the other party with written notice at least ninety (90) days prior to the end of the initial term or any renewal term.  The initial term hereof and any extension term are referred to herein as the “Employment Period.”

Section 3.                      Employment Capacities and Duties.  The Executive shall be employed throughout the Employment Period as President of the Subsidiary.  The Executive shall have the duties and responsibilities normally associated and incumbent with the position of President and Director of Operations.  Accordingly, and not by way of limitation, as PRES of the Company, the Executive shall attend all meetings of the shareholders of the Subsidiary and of the Board of Directors and, subject to the direction or approval of the Board of Directors, the Executive shall supervise and manage the day-to-day operations and business of the Subsidiary.  The Subsidiary shall cause the Executive to be appointed to the Board of Directors and the Executive shall serve on the Board of Directors and any committee thereof to which he is appointed without further compensation.

Section 4.                      Executive Performance Covenants.  The Executive accepts the employment described in Section 3 herein and agrees to devote his full working time and efforts (except for absences due to illness and appropriate vacations) to the business and affairs of the Subsidiary and the performance of the aforesaid duties and responsibilities set forth in Section 3 hereof.

Section 5.                      Salary.  The Executive shall be paid a salary (the “Salary”) for the period commencing on the Closing Date at an annual rate of One Hundred and Eighty Thousand Dollars ($180,000.00), payable in equal installments in accordance with the Company’s payroll policies. Upon the Completion of a Secondary Offering or achievement of the Net Income Threshold, the Executive’s Salary shall be increased to an annual rate of Five Hundred Thousand Dollars ($500,000.00) for the duration of the Employment Period.  The Salary shall be pro-rated for any Fiscal Year hereunder which is less than a full Fiscal Year. The Salary will be subject to annual rate increases of 5% per year to compensation for inflation and cost of living expense increases.

Section 6.                      Reimbursement of Expenses.  The Company shall reimburse the Executive for expenses incurred in providing services to the Company, including travel expenses for round-trip coach airfare and hotel expenses incurred in connection therewith, upon the Executive’s submission of appropriate documentation evidencing such expenses in accordance with the Company’s reimbursement policies as determined from time to time by the Board of Directors.  If there is a dispute as to the eligibility of an expense for reimbursement in accordance with the Company’s reimbursement policies, then such expense shall be determined to be reimbursable if approved by a majority of the Board of Directors.

Section 7.                      Employee Benefits, Vacations.  During the Employment Period, in addition to any and all compensation and benefits required or permitted to be made by the Company to the Executive hereunder, the Executive shall receive the benefits and enjoy the perquisites described below:

a)                     Vacation.  The Executive shall be entitled to six (6) weeks paid vacation per annum; and

b)                    Participation in Benefit Plans.  The Executive shall be entitled to participate in the Company’s auto lease, group hospitalization, health, life or other insurance or death benefit plan, travel or accident insurance, restricted or stock purchase plan, stock option plan, retirement income or pension plan, 401(k) plan, or other present or future group employee benefit plan or program of the Company for which executives are or shall become eligible.  Nothing contained in this Agreement shall prevent the Board from amending or otherwise altering any such plan, program or arrangement during the Employment Period.  In addition, the Company will pay the premiums on the Executive’s life and disability insurance policies as of the Effective Date. The Company shall maintain continuously for the Employment Period a director and officer insurance policy with limits of $3,000,000 per occurrence and $10,000,000 in the aggregate.

c)                     Indemnification.  The Executive shall be entitled to indemnification and protection from liability as set forth in Section 11.

d)                     Automobile Allowance. The Executive shall be entitled to fifteen hundred ($1500) per month car allowance.

Section 8.                      Termination of Employment.

a)                    Notice of Termination; Employment Termination Date.

(1)           Any termination of the Executive’s employment by the Company or the Executive shall be communicated by written Notice of Termination to the other party hereto.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the provision in this Agreement relied upon.

(2)           “Employment Termination Date” shall mean the date on which the Employment Period and the Executive’s right and obligation to perform employment services for the Company shall terminate effective upon the first to occur of the following:

(i)           If the Executive’s employment is terminated for Disability, the date on which the Notice of Termination is given;

(ii)           If the Executive’s employment is terminated by voluntary action of the Executive (See Section 8(e)), the date specified in the Notice of Termination, which date shall be no more than fifteen (15) days after the date that the Notice of Termination is given;

(iii)           The death of the Executive;

(iv)           The expiration of the Employment Period;

(v)           If the Executive’s employment is terminated by the Company for Cause (See Section 8(b)), the date on which a Notice of Termination is given; and

(vi)           If the Executive’s employment is terminated by the Company other than for Cause, Disability or death of the Executive, the date specified in the Notice of Termination which date shall not be more than thirty (30) days after the date that the Notice of Termination is given.

b)                    Termination for Cause.

(1)           The Company may terminate the Executive’s employment hereunder and the Employment Period for Cause.  For the purposes of this Agreement, “Cause” shall mean termination because of Executive’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, failure to perform stated duties, violation of any law, rule or regulation (other than traffic violations or similar offenses) or breach of any provision of this Agreement.

(2)           If the Executive’s employment shall be terminated for Cause, the Company shall pay the executive (or his successors) his unpaid Salary through the Employment Termination Date and any Stock Options (as defined herein) which have not vested as of the Employment Termination Date shall be terminated.

c)                     Termination for Disability.  The Company may terminate the Executive’s employment because of the Disability of the Executive and thereafter the Company shall pay to the Executive (or his successors) his unpaid Salary through the Employment Termination Date and any Stock Options which have not vested as of the Employment Termination Date shall be terminated.

d)                     Termination Upon Executive’s Death.  In the event of the Executive’s death, the Company shall pay to the Executive’s estate any unpaid Salary through the Employment Termination Date and any Stock Options which have not vested as of the Employment Termination Date shall be terminated.

e)                    Voluntary Termination by Executive.  In the event that Executive voluntarily terminates his employment with the Company prior to the expiration of the Employment Period, the Company will pay the executive (or his successors) his unpaid Salary through the Employment Termination Date and any Stock Options (as defined herein) which have not vested as of the Employment Termination Date shall be terminated.

f)                     Compensation Upon Termination other than for Cause.  If the Company shall terminate the Executive’s employment for any reason other than pursuant to Sections 8(b), (c) or (d), then the Company shall pay to the Executive his unpaid Salary through Employment Termination Date and all Stock Options shall immediately and automatically vest on the Employment Termination Date without any further action by the Executive.

Section 9.                      Stock Options.  The Company shall provide to the Executive pursuant to the terms and conditions of the Stock Option Addendum attached hereto options (the “Stock Options”) to purchase five hundred thousand (500,000) shares of the Company’s common stock (the “Common Shares”) at an exercise price of $.30 per Common Share, subject to the following vesting schedule:

Number of Stock Options	Vesting Date

200,000 shares	September 15, 2011

150,000 shares	September 15, 2012

150,000 shares	September 15, 2013

The Stock Options shall be granted under and shall be subject to the terms and conditions of the Stock Option Addendum and the provisions thereof shall control in the event of the termination of the Executive’s employment.  The Stock Options shall be exercisable for five (5) years from date of grant.

Section 10.                      Certain Company Protection Provisions.  The following provisions apply for the protection of the Company, and shall survive indefinitely, beyond the duration of this Agreement:

a)                    Non-competition.  During the Restricted Period (as hereinafter defined), the Executive shall not directly or indirectly compete with the Company or own, manage, control or participate in the ownership, management or control of, or be employed or engaged by or otherwise affiliated or associated with any Competitive Business (as hereinafter defined) in any location within a fifty (50) mile radius from any place in which the Company is doing business as of the Employment Termination Date.  As used herein, the term “Restricted Period” means the Employment Period and a period of six (6) months thereafter.  As used herein, a “Competitive Business” is any other corporation, limited liability company, partnership, proprietorship, firm, association or other business entity which is engaged in any business from which the Company derived any of its revenues during the twelve (12) months preceding the Employment Termination Date or in which the Company has invested five percent (5%) or more of its total assets as of the time in question.

b)                    Non-Interference.  During the Restricted Period, the Executive shall not induce or solicit any employee of the Company or any person doing business with the Company to terminate his or her employment or business relationship with the Company or otherwise interfere with any such relationship.

c)                     Confidentiality.  The Executive agrees and acknowledges that, by reason of the nature of his duties as an officer and employee, he will have or may have access to and become informed of confidential and secret information which is a competitive asset of the Company (“Confidential Information”).  Confidential Information shall include, without limitation, any lists of customers or subscribers, financial statistics, research data or any other statistics and plans contained in profit plans, capital plans, critical issue plans, strategic plans, or marketing or operation plans or other trade secrets of the Company and any of the foregoing which belong to any person or company but to which the Executive has had access by reason of his employment relationship with the Company.  The Executive agrees faithfully to keep in strict confidence, and not, either directly or indirectly, to make known, divulge, reveal, furnish, make available or use (except for use in the regular course of his employment duties) any such Confidential Information.  The Executive acknowledges that all manuals, instruction books, price lists, experiment logs or papers, information and records and other information and aids relating to the Company’s business, and any and all other documents containing Confidential Information furnished to the Executive by the Company or otherwise acquired or developed by the Executive, shall at all times be the property of the Company.  Upon the Employment Termination Date, the Executive shall return to the Company any such property or documents which are in his possession, custody or control, but his obligation of confidentiality shall survive the Employment Termination Date until and unless any such Confidential Information shall have become, through no fault of the Executive, generally known to the trade.  The obligations of the Executive under this subsection are in addition to, and not in limitation or preemption of, all other obligations of confidentiality which the Executive may have to the Company under general legal or equitable principles.

d)                   Remedies.  It is expressly agreed by the Executive and the Company that these provisions are reasonable for purposes of preserving for the Company its business, goodwill and proprietary information.  It is also agreed that if any provision is found by a court having jurisdiction to be unreasonable because of scope, area or time, then that provision shall be amended to correspond in scope, area and time to that considered reasonable by a court and as amended shall be enforced and the remaining provisions shall remain effective.  In the event of any breach of these provisions by the Executive, the parties recognize and acknowledge that a remedy at law will be inadequate and the Company may suffer irreparable injury.  The Executive acknowledges that the services to be rendered by him are of a character giving them peculiar value, the loss of which cannot be adequately compensated for in damages.  Accordingly, the Executive consents to injunctive and other appropriate equitable relief without the posting of any type of bond or surety upon the institution of proceedings therefor by the Company in order to protect the Company’s rights.  Such relief shall be in addition to any other relief to which the Company may be entitled at law or in equity.

Section 11.                     Indemnification.  As an officer of the Company, the Executive shall be indemnified by the Company in accordance with the indemnification provisions of the Company’s Bylaws as in effect on the date hereof, and otherwise to the extent to which officers of a corporation organized under the laws of Nevada may be indemnified pursuant to the Nevada Statutes, as the same may be amended from time to time (or any subsequent statute of similar tenor and effect), subject to the terms and conditions of such statute.

Section 12.                      Successors and Assigns.  Except as hereinafter expressly provided, the agreements, covenants, terms and provisions of this Agreement shall bind the respective heirs, executors, administrators, successors and assigns of the parties.  This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder, except as provided in this Section 12.  Without limiting the foregoing, the Executive’s right to receive payments hereunder shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, and in the event of any attempted assignment or transfer in contravention of this Section 12, the Company shall have no liability to pay to the purported assignee or transferee any amount so attempted to be assigned or transferred.

Section 13                      Notices.  All notices and other communications that are required or may be given under this Agreement shall be in writing and shall be delivered personally or by certified mail addressed to the party concerned at the following addresses:

If to the Company:	Arcis Resources Corporation
4320 Eagle Point Pkwy Suite A
Birmingham, Al 35242

With a copy to	Robert Brantl, Esq.
52 Mulligan Lane
Irvington, NY 10533

If to Executive:	Robert Di Marco
6247 Indian Forest Circle
Lake Worth, Fl 33467

All notices shall be effective upon receipt.

Section 14                      Waiver:  Remedies Cumulative.  No waiver of any right or option hereunder by any party shall operate as a waiver of any other right or option, or the same right or option as respects any subsequent occasion for its exercise, or of any legal remedy.  No waiver by any party of any breach of this Agreement or of any agreement or covenant contained herein shall be held to constitute a waiver of any other breach or a continuation of the same breach.  All remedies provided by this Agreement are in addition to all other remedies provided under this Agreement or applicable law.

Section 15.                      Governing Law:  Severability.  The terms, provisions and covenants in this Agreement shall be construed, interpreted and enforced under and with reference to the laws of the State of Nevada without reference to the conflict of laws principles of that State.  It is the intention of the Company and the Executive to comply fully with all laws and matters of public policy relating to employment agreements and restrictive covenants, and this Agreement shall be construed consistently with such laws and public policy to the extent possible.  If and to the extent any one or more covenants, agreements, terms and provisions of this Agreement or any portion or portions thereof shall be held invalid or unenforceable by a court of competent jurisdiction, then such covenants, agreements, terms and provisions (or portions thereof) shall be deemed separable from the remaining covenants, agreements, terms and provisions of this Agreement and such holding shall in no way affect the validity or enforceability of any of the other covenants, agreements, terms and provisions hereof.

Section 16.                      Miscellaneous.  This Agreement constitutes the entire understanding of the parties hereto with respect to the subject matter hereof.  This Agreement may not be modified, changed or amended except in a writing signed by each of the parties hereto.  This Agreement may be signed in counterparts, both of which shall be deemed an original hereof.  The captions of the several sections and subsections of this Agreement are not a part of the context hereof, are inserted only for convenience in locating such subsections and shall be ignored in construing this Agreement.

IN WITNESS WHEREOF, the Company and Executive have executed this Agreement as of the Effective Date.

EXECUTIVE:

/s/ Robert Di Marco
Robert Di Marco

COMPANY:

Arcis Resources Corporation

By: /s/ Kenneth A. Flatt, Jr.
Kenneth A. Flatt, Jr.
Its: Chief Executive Officer

STOCK OPTION ADDENDUM
to
Executive Employment Agreement
between
Arcis Resources Corporation.
and
Robert Di Marco

As of July 15, 2011

A Stock Option (the “Option”) is hereby granted by Arcis Resources Corporation, a Nevada corporation (the “Company”), to Robert Di Marco. (the “Optionee”) for and with respect to the common stock of the Company, $0.001 par value per share (“Common Stock”), subject to the following terms and conditions, and the terms and conditions set forth in the Executive Employment Agreement (the “Employment Agreement”) of even date herewith by and between the Company and the Optionee:

Name of Optionee:	Robert Di Marco

Number of Shares
Subject to Option:	500,000

Option Price Per Share:	$.30

Date of Grant:	July 15, 2011

1.           Grant of Option.  The Company hereby grants to the Optionee an option to purchase from the Company the number of shares of Common Stock set forth above.

2.           Term of Option.  The term of the Option shall be five (5) years.  In accordance with the terms and conditions of the Employment Agreement, the term of the Option may terminate earlier in the event the Optionee is no longer employed by the Company.

3.           Exercise Schedule.  The Option shall become vested and exercisable according to the following schedule:

Exercise Period
Number of Shares
Subject to Option	Vesting Date	Expiration Date

200,000	September 15, 2011	September 15, 2015

150,000	September 15, 2012	September 15, 2015

150,000	September 15, 2013	September 15, 2015

If, however, the Executive is terminated pursuant to Section 8(a)(2)(vi) (other than for cause, disability or death) of the Employment Agreement, then all Options shall immediately and automatically vest on the Employment Termination Date (as defined in the Employment Agreement) without any further action by the Optionee.  In addition, if the Company’s gross sales revenue for any fiscal year equals $100,000,000 or more, then all Options shall immediately and automatically vest on the last day of such fiscal year.

4.           Registration Rights.

(a)           Demand Registration.  NONE

(b)           Piggy-back Registration.  If the Company at any time proposes to register any of its securities under the Act or pursuant to the Securities Exchange Act of 1934, as amended (the “1934 Act”), collectively referred to as the “Securities Acts,” whether or not for sale for its own account, it will each such time give prompt written notice to the Optionee of its intention to do so (the “Registration Notice”).  Upon the written request of the Optionee, made within fifteen (15) business days after the receipt of the Registration Notice, the Company shall use its best efforts to effect the registration under the Securities Act of such amount of the Option Shares as the Optionee requests, by inclusion of such Option Shares in the registration statement that relates to the securities which the Company proposes to register, provided that if, at any time after giving the Registration Notice and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason either not to register or to delay registration of such securities, the Company may, at its election, give written notice of such determination to the Optionee (the “Refusal Notice”) and, thereupon, (i) in the case of a determination not to register, shall be relieved of its obligation to register the Option Shares in connection with such terminated registration (but not from its obligation to pay the Registration Expenses (as defined herein) in connection therewith), and (ii) in the case of a determination to delay registering, shall be permitted to delay registering the Option Shares, for the same period as the delay in registering such other securities.

(c)           Registration Expenses.  The Company shall pay all Registration Expenses (as defined herein) in connection with each registration of the Option Shares to this Section 4.  For the purposes hereof, the phrase “Registration Expenses” shall include all expenses incident to the Company’s performance of, or compliance with, this Section 4, including, without limitation, (i) all registration, filing and NASD fees, (ii) all fees and expenses of complying with securities or blue sky laws, (iii) all printing expenses, (iv) the fees and disbursements of counsel for the Company and of its independent public accountants, including the expenses of any special audits or "cold comfort" letters required by or incident to such performance and compliance, (v) the fees and disbursements of any one counsel and any one accountant retained by the Optionee, (vi) premiums and other costs of policies of insurance against liabilities arising out of the public offering of the Option Shares being registered if the Company desires such insurance, and (vii) any fees and disbursements of underwriters customarily paid by issuers or sellers of securities, but excluding underwriting discounts and commissions and transfer taxes, if any.

(d)           Cashless Exercise.  In lieu of complying with any request by the Optionee for registration hereunder, the Company may afford the Optionee the right to effect a cashless exercise of the Option on standard terms for cashless exercise.

 (e)           Survival.  Notwithstanding anything to the contrary contained herein, the provisions of this Section 4 shall survive the Employment Termination Date (as defined in the Employment Agreement) for a period of two (2) years.

5.           Acceptance by the Optionee.  The exercise of the Option is conditioned upon the acceptance by the Optionee of the terms and conditions set forth herein as evidenced by his execution of this agreement and the return of an executed copy hereof to the address set forth in Section 5 hereof.

6.           Notice of Exercise.  Written notice of an election to exercise any portion of the Option, specifying the portion thereof being exercised, shall be delivered by personal delivery or by certified mail, return receipt requested, by the Optionee to:

Arcis Resources Corporation
4320 Eagle Point Pkwy Suite A
Birmingham, Al 35242
Attn:  Trevis Lyon, President

7.           Exercise; No Transfer of Option.  The Option may be exercised only by the Optionee during his lifetime and may not be transferred other than by will or the applicable laws of descent or distribution.  The Option shall not otherwise be transferred, assigned, pledged or hypothecated for any purpose whatsoever and is not subject, in whole or in part, to execution, attachment or similar process.  Any attempted assignment, transfer, pledge or hypothecation or other disposition of the Option, other than in accordance with the terms set forth herein, shall be void and of no effect.

8.           Manner of Exercise.  The Option shall be exercised by written notice to the Company prior to the expiration of the Option.  The Option Price Per Share upon exercise of the Option shall be paid in full in cash by the Optionee or payment in accordance with a cashless exercise program under which the Option Shares may be issued directly to the Optionee’s broker or dealer upon receipt by the Company of irrevocable instructions to that effect

9.           Effect on Employment.  The Option does not confer on the Optionee any right to employment by the Company, nor does it interfere in any way with (i) any right which the Company may have to terminate the employment or alter the duties of the Optionee at any time; or (ii) any right which the Optionee may have to terminate his employment at any time.

10.         Cancellation; Change.  In the event the Option shall be exercised in whole, this agreement shall be surrendered to the Company for cancellation.  In the event the Option shall be exercised in part, or a change in the number of designation of the Common Stock shall be made, this agreement shall be delivered by the Optionee to the Company for the purpose of making appropriate notation thereon, or of otherwise reflecting, in such manner as the Company shall determine, the partial exercise or the change in the number or designation of the Common Stock.

11.         Nevada Law Governs.  The Option and this agreement shall be construed, administered and governed in all respects under and by the laws of the State of Nevada without regard to conflicts of laws principles thereof.

Arcis Resources Corporation

By: _______________________________
Trevis Lyon, President

The undersigned hereby accepts the foregoing Option and the terms and conditions hereof.

__________________________________
Robert Di Marco